Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2018 FIRST QUARTER RESULTS

Net Sales and Diluted EPS Increase by 20.1% and 18.6%, Respectively

New York, New York, May 8, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2018.

First Quarter 2018 Compared to First Quarter 2017:

•	Net sales were $171.8 million, up 20.1% from $143.1 million; at comparable foreign currency exchange rates, net sales increased 13.1%;

•	Sales by European based operations rose 24.9% to $149.5 million from $119.7 million;

•	Sales by U.S. based operations declined 4.6% to $22.3 million from $23.4 million;

•	Gross margin was 61.5% of net sales compared to 63.0%;

•	S,G&A expense as a percentage of net sales was 43.8% compared to 44.7%;

•	Operating income increased 16.2% to $30.4 million as compared to $26.2 million;

•	Operating margin was 17.7% compared to 18.3%;

•	The effective income tax rate was 30.5% compared to 32.8%;

•	Net income attributable to Inter Parfums, Inc. increased to $15.9 million, up 19.0% from $13.4 million; and,

•	Net income attributable to Inter Parfums, Inc. per diluted share rose 18.6% to $0.51 from $0.43.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “All regions in which we operate achieved sales growth, with our three largest markets, North America, Western Europe and Asia producing comparable quarter gains of 19%, 10% and 34%, respectively. The performance of smaller markets was also quite good, with sales growth of 33%, 15% and 18%, in the Middle East, Central and South America, and Eastern Europe, respectively.”

Commenting on the performance of the larger brands within European based operations, Mr. Madar continued, “Montblanc and Coach brand fragrances drove top line growth with sales gains of 33% and 242%, respectively. With last year’s first quarter sales up 57% attributable in great part to new product launches, Jimmy Choo fragrances declined 28% in the current first quarter. We expect better comparisons in future quarters with the introduction of Jimmy Choo Man Blue and Jimmy Choo Fever later in the year. The strength of the euro magnified the sales performances of Lanvin and Rochas, whose sales were down slightly in local currency, but in dollars, were up 10% and 14%, respectively.”

On the subject of launches, Mr. Madar continued, “We would characterize 2018 as a year focused on complementary initiatives, including the two noted above for the Jimmy Choo brand. Thus far this year, we have already debuted Lanvin’s Modern Princess Eau Sensuelle and Coach Floral. In addition, we have another brand extension for the Lanvin Éclat fragrance family, and debuting later this year, Coach Platinum, a flanker for the very successful signature men’s scent. With regard to Rochas, our goal is to expand the brand’s market by opening distribution in Asia and South America.”

Inter Parfums, Inc. News Release	Page 2
May 8, 2018

Moving on to U.S. based operations, Mr. Madar noted, “While comparable quarter sales gains by Anna Sui and Oscar de la Renta fragrance were achieved in the first quarter, we expect much better sales comparisons by U.S. based operations in later quarters as we unveil new products for many of our other brands and commence sales of GUESS brand fragrances in the second quarter.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., pointed out, “In the current first quarter, changes in foreign currency exchange rates had the expected impact on our top and bottom lines, as the average U.S. dollar/euro exchange rate was 1.23, as compared to 1.065 in the first quarter of 2017. The weakness of the dollar had a favorable impact on our net sales while gross margins were negatively affected, because over 45% of net sales of our European operations are denominated in dollars, while almost all costs of our European operations are incurred in euro. Gross profit margin for European operations was 63.0% of sales for the first quarter of 2018, as compared to 65.5% for the corresponding period of the prior year. With the exception of the lower tax rate noted earlier, there were no other unusual operating or non-operating fluctuations for the quarter.”

Mr. Greenberg also pointed out, “We closed the first quarter with working capital of $401 million, including approximately $251 million in cash, cash equivalents and short-term investments, a working capital ratio of almost 3.4 to 1 and $56.0 million of long-term debt, including current maturities, incurred in connection with the 2015 Rochas brand acquisition.”

Affirms 2018 Guidance

Mr. Greenberg concluded, “As we reported last month, we expect 2018 net sales to approximate $665 million and net income per diluted share attributable to Inter Parfums, Inc. to come in at $1.59. Guidance assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.21 per share is payable on July 13, 2018 to shareholders of record on June 29, 2018.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Wednesday, May 9, 2018. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Inter Parfums, Inc. News Release	Page 3
May 8, 2018

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
May 8, 2018

CONSOLIDATED STATEMENTS OF INCOME

 (In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2018	2017

Net sales	$171,767	$143,058

Cost of sales	66,138	52,988

Gross margin	105,629	90,070

Selling, general and administrative expenses	75,231	63,899

Income from operations	30,398	26,171

Other expenses (income):
Interest expense	462	271
Loss on foreign currency	206	156
Interest income	(1,745)	(1,272)

	(1,077)	(845)

Income before income taxes	31,475	27,016

Income taxes	9,613	8,849

Net income	21,862	18,167

Less: Net income attributable to the noncontrolling interest	5,953	4,794

Net income attributable to Inter Parfums, Inc.	$15,909	$13,373

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.51	$0.43
Diluted	$0.51	$0.43

Weighted average number of shares outstanding:
Basic	31,267	31,145
Diluted	31,429	31,254

Dividends declared per share	$0.21	$0.17

Inter Parfums, Inc. News Release	Page 5
May 8, 2018

CONSOLIDATED BALANCE SHEETS

 (In thousands except share and per share data)

 (Unaudited)

ASSETS
	March 31,	December 31,
	2018	2017
Current assets:
Cash and cash equivalents	$168,929	$208,343
Short-term investments	81,813	69,899
Accounts receivable, net	166,077	120,749
Inventories	141,253	137,058
Receivables, other	2,672	2,405
Other current assets	8,347	7,356
Income taxes receivable	2,114	3,468
Total current assets	571,205	549,278
Equipment and leasehold improvements, net	10,160	10,330
Trademarks, licenses and other intangible assets, net	205,489	200,495
Deferred tax assets	10,113	9,658
Other assets	8,139	8,011
Total assets	$805,106	$777,772

LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$24,991	$24,372
Accounts payable – trade	58,740	52,609
Accrued expenses	72,876	81,843
Income taxes payable	6,762	1,722
Dividends payable	6,569	6,561
Total current liabilities	169,938	167,107

Long–term debt, less current portion	31,011	36,207

Deferred tax liability	3,881	3,821

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,282,333 and 31,241,548 shares at March 31, 2018 and December 31, 2017, respectively	31	31
Additional paid-in capital	67,288	66,004
Retained earnings	432,065	422,570
Accumulated other comprehensive loss	(8,426)	(17,832)
Treasury stock, at cost, 9,864,805 shares at March 31, 2018 and December 31, 2017	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	453,483	433,298
Noncontrolling interest	146,793	137,339
Total equity	600,276	570,637
Total liabilities and equity	$805,106	$777,772